Management's Discussion and Analysis of Operations and Financial Condition

This Management's Discussion and Analysis of Operations and Financial Condition (“MD&A”) of i-80 Gold Corp. (“i-80 Gold” or the “Company”) should be read in conjunction with the Company’s unaudited condensed consolidated financial statements (the “Financial Statements”) for the three months ended March 31, 2024, and the notes thereto. The Company's Financial Statements have been prepared in accordance with accounting principles generally accepted in the Unites States of America ("US GAAP") as issued by the Financial Accounting Standards Board (“FASB”) as applicable to interim financial statements. Unless otherwise stated, all amounts discussed herein are denominated in U.S. dollars (C$ represents Canadian dollars). Additionally, this MD&A should be read in conjunction with Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations and the Consolidated Financial Statements included in the Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission (“SEC”) on March 31, 2025. Readers are encouraged to read the Company’s public information filings on i-80 Gold’s web-site at www.i80gold.com, on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov/edgar.

This discussion provides management's analysis of the Company’s historical operating and financial results and provides estimates of future operating and financial performance based on information currently available. Actual results may vary from estimates and the variances may be significant. Readers should be aware that historical results are not necessarily indicative of future performance. Cautionary statements regarding mineral reserves and mineral resources, and forward-looking information can be found in the Sections titled “Technical Information” and “Cautionary Statements on Forward-Looking Statements” in this MD&A.

The Company has included certain non-GAAP financial performance measures, which the Company believes, that together with measures determined in accordance with US GAAP, provide investors with an improved ability to evaluate the underlying performance of the Company. Non-GAAP financial performance measures do not have any standardized meaning prescribed under US GAAP, and therefore they may not be comparable to similar non-GAAP financial performance measures employed by other companies. The data is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with US GAAP. Descriptions and reconciliations associated with the non-GAAP financial performance measures can be found in the section titled “Non-GAAP Financial Performance Measures” in this MD&A.

Transition to US Generally Accepted Accounting Principles

Historically, the Company has prepared its Financial Statements under IFRS Accounting Standards for reporting as permitted by security regulators in Canada, as well as in the United States under the status of a foreign private issuer as defined by the United States Securities and Exchange Commission (the “SEC”). On June 28, 2024, the Company determined that it no longer qualifies as a foreign private issuer under the SEC rules. As a result, beginning January 1, 2025 the Company is required to report with the SEC on domestic forms and comply with domestic company rules. Consequently, the Company will be required to prepare its financial statements using United States Generally Accepted Accounting Principles (“US GAAP”), presented in U.S. dollars, effective beginning with the Company’s 2024 annual consolidated financial statements and for all subsequent reporting periods. The transition to US GAAP will be made retrospectively.

Transition from Foreign Private Issuer Status

As noted above, the Company will begin reporting with the SEC on U.S. domestic forms, using US GAAP, and including the required mining disclosures per the SEC Modernization Rules. The transition from foreign private issuer status is expected to result in an increase in general and administrative costs due to the conversion from IFRS Accounting Standards to US GAAP presentations as well as additional compliance costs relating to mining disclosure requirements under the SEC Modernization Rules
OVERVIEW
Company Overview
i-80 Gold Corp. is a Nevada-focused growth-oriented gold and silver producer engaged in the exploration, development, and production of gold, silver and polymetallic deposits. The Company's principal assets (all wholly-owned) include the Granite Creek property, Ruby Hill property, Lone Tree property, McCoy-Cove project and FAD property.
The Company was incorporated on November 10, 2020, in the province of British Columbia, Canada. The Company’s common shares are listed on the Toronto Stock Exchange (“TSX”) under the symbol IAU and the New York Stock Exchange (“NYSE”) under the symbol IAUX. The Company’s head office is located in Reno, Nevada.

Highlights

First Quarter

•Continued drilling of polymetallic mineralization at the Ruby Hill mine (4,032 feet).
•3,178 feet Horizontal and vertical development at Granite Creek
•Continued underground core drilling delineation of the CSD Gap and Helen zones at the McCoy-Cove project (3,594 feet).
•Gold sales of 2,486 ounces at a realized gold price of $2,083 per ounce.
•10,167 tons of mineralized material sold for total revenues of $3.2 million.
•March 31, 2024 cash balance of $13.1 million and $39.0 million in restricted cash.

Financing Agreements

Bought Deal

On May 1, 2024, the Company completed a bought deal public offering of an aggregate of 69,698,050 units at a price of C$1.65 per unit for aggregate gross proceeds of approximately C$115.0 million. Each unit is comprised of one common share and one-half of one common share purchase warrant. Each warrant will entitle the holder thereof to purchase one common share at a price of C$2.15 for a period of 48 months following the closing of the offering.

Private Placement of Common Shares

During the three months ended March 31, 2024, the Company completed a non-brokered private placement of common shares. An aggregate of 13,064,204 shares were issued by the Company at a price of C$1.80 per common share for aggregate gross proceeds of C$23.5 million ($17.4 million).

Contingent Payment

On February 9, 2024, the Company issued 1,600,000 common shares to Waterton at a price of C$1.80 for total gross proceeds of C$2.9 million ($2.1 million) as partial consideration of the contingent value rights payment related to Granite Creek due upon production of the first ounce of gold (excluding ordinary testing and bulk sampling programs) following a 60 consecutive day period where gold prices have exceeded $2,000 per ounce, as further described in Note 7 (b) of the Financial Statements.
.
On March 20, 2024, the Company issued 1.1 million common shares to Waterton at a price of C$1.73 for total gross proceeds of C$2.0 million ($1.4 million) as partial consideration of the contingent value rights payment related to Granite Creek, as further described in the Financial Statements.

Subsequent to the period ended March 31, 2024, the Company paid to Waterton $1.4 million in cash in full satisfaction of the $5.0 million price payment. At March 31, 2024, the $1.4 million balance payable in relation to the price payment is recorded in accrued liabilities and the $5.0 million price payment is recorded in property, plant and equipment on the consolidated statements of financial position.

Gold Prepay Agreement

On March 28, 2024, the Company entered into an amending agreement in relation to the gold prepay agreement (“Gold Prepay Agreement”) with Orion Mine Finance (“Orion”) pursuant to which the March 31, 2024 quarterly delivery of 3,223 troy ounces of gold was extended from March 31, 2024, to April 15, 2024 (the "First Amending Agreement").

On April 24, 2024, the Company entered into a second amending agreement with Orion to amend the terms of the A&R Gold Prepay Agreement (the “Second A&R Gold Prepay Agreement). In accordance with the terms of the Second A&R Gold Prepay Agreement, Orion agreed to extend the deadline for the outstanding deliveries previously required to be made on or before April 15, 2024 under the A&R Gold Prepay Agreement until May 10, 2024.

As of March 31, 2024, the Company had delivered 15,700 troy ounces of gold towards the A&R Gold Prepay Agreement with Orion, leaving 28,033 troy ounces of gold remaining to be delivered under the agreement.

Silver Purchase Agreement

On January 12, 2024, the Company entered into an extension agreement in relation to the silver purchase and sale agreement entered into with affiliates of Orion (“Silver Purchase Agreement”) pursuant to which in the event that the amount of silver delivered under the Silver Purchase Agreement is less than the minimum delivery amount, the Company shall make up such difference (the “Shortfall Amount”) by delivering on or before the fifteenth day of the month immediately following such calendar year (the "Delivery Deadline"). The 2023 Shortfall Amount Delivery Deadline was extended from January 15, 2024, to April 15, 2024 (the "Extension Agreement"). In connection with the Extension Agreement, the Company paid an amendment fee of $0.2 million and issued 0.5 million common share warrants exercisable at C$2.72 per share with an exercise period of 48 months or until January 24, 2028.

On April 24, 2024, the Company entered into an amending agreement with Orion (the “Amended Silver Purchase Agreement”) to amend the terms of its Silver Purchase Agreement. In accordance with the terms of the Amended Silver Purchase Agreement, Orion agreed to extend the deadline for the outstanding deliveries required to be made on or before April 15, 2024 under the Amended Silver Purchase Agreement until May 10, 2024.

As of March 31, 2024, the Company had delivered 305,395 ounces of silver towards the Silver Purchase Agreement with Orion. The current portion of the liability is $14.7 million at March 31, 2024, which includes 394,605 ounces in relation to the 2023 Annual Minimum Delivery Amount and 400,000 ounces in relation to the 2024 Annual Minimum Delivery Amount. Subsequent to the period ended March 31, 2024, the Company delivered 394,605 ounces of silver to Orion in full satisfaction of the 2023 Shortfall Amount.

DISCUSSION OF OPERATIONAL RESULTS

Granite Creek mine

The Granite Creek mine has an extended history of gold exploration and mining activity. Gold was initially discovered in the mid to late 1930’s. Approximately one million ounces have been produced from the property since that time. The Granite Creek mine comprises of several land parcels which now encompass approximately 4,480 acres, located in the Potosi mining district, 27 miles northeast of Winnemucca, within the southeastern part of Humboldt County, Nevada. The seven-square miles of land contain all areas of past gold production and the area of the currently estimated mineral resource. This area includes the historical Pinson Mine. Highlights for the three months ended March 31, 2024, include:

•Sale of total mineralized oxide material of 10,167 tons for proceeds of $3.2 million for the three months ended March 31, 2024.
•28,500 tons of mineralized material added to stockpile, bringing the total stockpile material to 37,907 tons before sales.
•No mineralized sulfide material sales occurred in Q1 2024, mineralized sulfide material sales are expected to resume in Q2 2024 once the processing of the 2023 sulfide purchase and sale agreement is completed.
•3,178 feet of horizontal development.
•For the three months ended March 31, 2024, the mine plan focused heavily on development tonnes.

The management of increased groundwater inflows into the underground workings continues to be a top priority. Dewatering Well #6 was completed and is in operation, and a second contact water discharge line was commissioned from the underground workings. The Company has completed a water treatment plant. These mitigations are improving mining conditions underground and the Company will continue to explore ways to remove additional groundwater from the mine.

McCoy-Cove project

The McCoy-Cove project covers 30,923 acres and is located 32 miles south of the town of Battle Mountain, in the Fish Creek Mountains of Lander County, Nevada, and lies within the McCoy Mining District. The McCoy-Cove project is, for the most part, on land controlled by the U.S. Department of Interior, Bureau of Land Management ("BLM") and patented mining claims. The McCoy-Cove project consists of 1,535 100%-owned unpatented claims and twelve leased patented claims. Highlights for the three months ended March 31, 2024, include:

•Achieved high grade infill drilling results at Helen and Gap Zones for the three months ended March 31, 2024.
•3,594 feet of total drilling completed, for the three months ended March 31, 2024.
•Baseline field studies including air quality analyses, cultural resources, biological, geochemical, and hydrological continue to move forward.
•Preliminary work has also commenced on the Environmental Impact Statement (EIS) NEPA third-party contractor process with a contract award expected sometime in the second half of 2024.

Ruby Hill mine

The Ruby Hill mine is located within the Battle Mountain-Eureka Trend, and is host to the Archimedes open pit and multiple gold, silver and base metal deposits. Processing infrastructure at Ruby Hill includes a primary crushing plant, grinding mill, leach pad, and carbon-in-column circuit. The Company's interest in the Ruby Hill mine is held through Ruby Hill Mining Company, LLC. Highlights for the three months ended March 31, 2024, include:

•Gold production and sales of 444 ounces for the three months ended March 31, 2024.
•Average realized gold price1 of $2,016 per ounce sold for the three months ended March 31, 2024.
•High grade polymetallic base metal drilling results from Hilltop Zones.
•Advancing permitting for underground development.
•The heap leach pad is nearing the end of its production cycle and the Company analyzes the breakeven cost and anticipates that the heap leach pad will cease production in 2024.

Lone Tree mine

The Lone Tree mine is an advanced-stage development project located within the Battle Mountain-Eureka Trend, midway between the Company's Granite Creek and McCoy-Cove projects. The property consists of the past-producing Lone Tree mine and processing facility, as well as the nearby Buffalo Mountain deposit and the Brooks open pit mine, which is currently on care and maintenance. Processing infrastructure at Lone Tree includes an autoclave, carbon-in-leach mill, flotation mill, heap leach facility, assay lab and gold refinery, tailings dam, waste dumps and several buildings that the Company anticipates will be useful for developing all mining projects, including a warehouse, maintenance shop and administration building. Highlights for the three months ended March 31, 2024, include:

•Gold production and sales of 2,042 ounces for the three months ended March 31, 2024.
•Average realized gold price of $2,097 per ounce sold1 for the three months ended March 31, 2024.
•The Company continues its review of the value engineering studies and total refurbishment cost for the autoclave.
1 See “Non-GAAP Financial Performance Measures” section of this MD&A.

Exploration, Evaluation and Pre-development
During the three months ended March 31, 2024, the Company was primarily focused on exploration and pre-development activities at the McCoy-Cove projects and the Ruby Hill mine. The following table represents the cumulative exploration, evaluation, and pre-development expenses to date by project.

	Status	Cumulative to December 31, 2022	Period ending December 31, 2023	Cumulative to December 31, 2023	Period ending March 31, 2024	Cumulative life of project to date
(in thousands of U.S. dollars)
Granite Creek, Nevada	Active	22,001	20,405	42,406	4,481	46,887
McCoy-Cove, Nevada	Active	61,942	19,558	81,500	2,260	83,760
Lone Tree, Nevada	Active	4	—	4	1	5
Ruby Hill, Nevada	Active	20,377	17,063	37,440	416	37,856
FAD, Nevada	Active	—	3,675	3,675	97	3,772
Buffalo Mountain, Nevada	Active	1,483	332	1,815	8	1,823
Goldbanks, Nevada	Terminated	7,420	—	7,420	—	7,420
Rye, Nevada	Terminated	1,196	—	1,196	—	1,196
Other (i)		488	59	547	11	558
Total		114,911	61,092	176,003	7,274	183,277
(i)Other includes technical work not associated with an above property
Granite Creek mine

Water treatment plant has been completed and permit has been received in 2024. Granite Creek incurred pre-development costs of $4.3 million.
McCoy-Cove project
Underground delineation drilling continued, with 3,594 feet of core drilled for the three months ended March 31, 2024. Expenditures continued during the quarter on the hydrology studies, and engineering of de-watering and mining options. The exploration decline was completed in 2023. McCoy-Cove pre-development costs were $1.2 million.

Ruby Hill mine

During the three months ended March 31, 2024, drilling at Ruby Hill was focused on advancing exploration and delineation of multiple CRD mineralized discoveries. Definition and expansion drilling of high-grade polymetallic mineralization along the Hilltop fault structure remains a priority. 4,032 feet of core drilling was completed during the three months ended March 31, 2024. Drilling cost at Ruby Hill was significantly lower due to the Company pausing activities during the due diligence exclusive period for potential joint-venture partner. During this time, potential partner funded all drilling activities at the Ruby Hill property (4,032 feet). The Company was able to utilize the data from these drilling activities to advance our knowledge of the potential resource base and metallurgical characteristics of the deposit. The Ruby Hill property provides significant diversification as it is host to oxide gold, sulphide gold, polymetallic CRD and base metal mineralization. Metallurgical work continues on the flotation optimization of base metals at the Hilltop deposit.

DISCUSSION OF FINANCIAL RESULTS

	Three months ended March 31,
(in thousands of U.S. dollars, unless otherwise noted)	2024	2023

Revenue	8,413	4,548
Cost of sales	(8,332)	(6,542)
Depletion, depreciation and amortization	(377)	(1,421)
Gross loss	(296)	(3,415)

Expenses
Exploration, evaluation and pre-development	7,274	14,865
General and administrative	4,225	6,499
Property maintenance	4,322	3,141
Operating loss	(16,117)	(27,920)

Other income	4,839	11,097
Finance expense	(8,036)	(5,785)
Loss before income taxes	(19,314)	(22,608)

Deferred tax (expense) recovery	(386)	197
Loss and comprehensive loss	(19,700)	(22,411)
DISCUSSION OF FINANCIAL RESULTS

Financial results for the three months ended March 31, 2024
Gross loss for the three months ended March 31, 2024 was $0.3 million, primarily due to revenues of $8.4 million from sales of 10,167 tons of oxide material, 2,486 ounces of gold, and 1,597 ounces of silver, offset by cost of sales of $8.3 million and $0.4 million of depletion, depreciation and amortization. Sales of 10,167 tons of mineralized oxide material resulted in ore sale revenues of 3.2 million. Cost of sales increased mainly due to higher processing costs from ore sale agreements and higher cost per ounce from leach pads reaching the end of their life cycle at the Ruby Hill and Lone Tree mine. Gross loss for the three months ended March 31, 2023 was $3.4 million, primarily due to cost of sales of $6.5 million and depletion, depreciation and amortization of $1.4 million, offset by revenue of $4.5 million from sales of 2,349 ounces of gold and 954 ounces of silver.
Loss from operations for the three months ended March 31, 2024 was $16.1 million compared to operating loss of $27.9 million in the comparative prior year period. The decrease of $11.8 million was primarily due to decreases in exploration, evaluation and pre-development expenses of $7.6 million period over period and decrease in gross loss of $3.1 million.
Exploration expense and pre-development

	Three months ended March 31,
	2024	2023
Granite Creek, Nevada	177	(8)
Ruby Hill, Nevada	220	5,349
McCoy-Cove, Nevada	1,057	4,904
Buffalo Mountain, Nevada	—	65
FAD, Nevada	97	—
Other	11	11
Total exploration and evaluation	1,562	10,321

Granite Creek, Nevada	4,311	3,330
Ruby Hill, Nevada	196	214
McCoy-Cove, Nevada	1,204	933
Buffalo Mountain, Nevada	1	67
Total pre-development	5,712	4,544
Total exploration and evaluation and pre-development	7,274	14,865

For the three months ended March 31, 2024, the company recognized $7.3 million of exploration, evaluation and pre-development expenses, $7.6 million lower compared to the three month period ended March 31, 2023. The lower exploration expense for the three months ended March 31, 2024 was a result of the Company pausing activities during the due diligence exclusive period for potential joint-venture partner. During this time, potential partner funded all drilling activities at the Ruby Hill property (4,032 feet). The Company was able to utilize the data from these drilling activities to advance our knowledge of the potential resource base and metallurgical characteristics of the deposit. The decrease was primarily due to reduction in expense of $5.1 million due in part to $2.1 million funding as described above and $3.8 million reduction at McCoy-Cove related to underground delineation, hydrology studies, and engineering of de-watering and mining options.
Property maintenance expenses were $4.3 million for the three months ended March 31, 2024, an increase of $1.2 million mainly due to costs incurred to support other activities such as insurance, safety, environmental and compliance that are not directly attributable to leaching activities at sites.

Other income, net

	Three months ended March 31,
(in thousands of U.S. dollars)	2024	2023
Gain on convertible loans	6,115	8,366
Gain on warrants	2,630	5,568
Loss on Gold Prepay derivative	(3,498)	(3,091)
Loss on Silver Purchase derivative	(857)	(857)
Loss on deferred consideration	(93)	(516)
(Loss) gain on foreign exchange	(68)	2
Gain on investments	—	758
Gain on sales from Gold Prepay Agreement	—	104
Other income	610	763
Total other income, net	4,839	11,097
Other income, net for the three months ended March 31, 2024 was $4.8 million compared to other income of $11.1 million for the three months ended March 31, 2023, a decrease of $6.3 million. Other income of $4.8 million for the three months ended March 31, 2024, was primarily driven by $6.1 million gain on the embedded derivatives within the convertible loans, and $2.6 million gain on the fair value of warrants, offset by $4.4 million loss on the embedded derivatives on the gold prepay and silver purchase agreement. The gain on the embedded derivatives within the convertible loans and the fair value of warrants was driven by a decrease in the Company’s share price during the period. The loss on the gold prepay and silver purchase agreements were driven by an increase in the gold and silver forward prices during the period. For the three months ended March 31, 2023, other income of $11.1 million was primarily driven by $8.4 million gain on the embedded derivatives within the convertible loans, $5.6 million gain on the fair value of warrants, offset by $3.9 million loss on the gold prepay and silver purchase agreements.

Interest Expense

	Three months ended March 31,
(in thousands of U.S. dollars)	2024	2023
Interest accretion on Gold Prepay Agreement	2,816	2,038
Interest accretion on convertible loans	2,601	2,209
Interest accretion on convertible debentures	1,388	527
Interest accretion on silver purchase agreement	911	818
Amortization of finance costs	313	181
Interest paid	7	12
Total interest expense	8,036	5,785
Interest expense for the three months ended March 31, 2024 was $8.0 million, an increase of $2.2 million compared to the three months ended March 31, 2023, primarily from increased interest accretion on convertible debentures of $0.9 million, $0.8 million interest accretion on gold prepay agreement and $0.4 million interest accretion on convertible loans.
DISCUSSION FINANCIAL POSITION
Balance Sheet Review
Assets
Cash equivalents decreased by $3.2 million from $16.3 million at December 31, 2023 to $13.1 million at March 31, 2024, the decrease is primarily due to $25.2 million cash used in operating activities, partially offset by $17.3 million cash provided by financing activities. Cash used in operating activities of $25.2 million are lower compared to prior period due to lower loss gross loss and lower exploration and pre-

development activities at McCoy-Cove project, Ruby Hill mine, Granite Creek mine and the newly acquired FAD project. These cash outflows were offset by the cash provided by proceeds from equity offering of $17.4 million and $6.0 million release of collateral on the surety bonds at Lone Tree.
Inventory increased from $11.4 million at December 31, 2023 to $17.9 million at March 31, 2024, and primarily due to the buildup of mineralized material stockpiles from the Granite Creek mine.
Property, plant and equipment increased from $569.4 million at December 31, 2023 to $569.5 million at March 31, 2024 and remained constant.
Restricted cash and cash equivalents decreased from $44.5 million at December 31, 2023 to $39.0 million at March 31, 2024, due to $6.0 million release of collateral on the surety bonds at Lone Tree.
Liabilities
Accounts payable and accrued liabilities decreased from a total of $27.2 million at December 31, 2023 to a total of $19.0 million at March 31, 2024, mainly due to increased payment to vendors in the current period.
Current portion of long-term debt increased by $7.9 million, mainly due to interest accretion and amortization of financing costs of $7.7 million, offset by debt repayments of $0.1 million.
Total other liabilities decreased $8.3 million primarily due to the fair value decrease on the embedded derivatives related to the convertible loans of $6.1 million, and the warrants of $2.3 million, offset by change in the Gold Prepay Agreement of $3.5 million.
LIQUIDITY AND CAPITAL RESOURCES
Liquidity Outlook

(in thousands of U.S. dollars)	March 31, 2024	December 31, 2023
Cash and cash equivalents	13,090	16,277
Working capital	(24,320)	(25,349)

The Company's operations include the acquisition and exploration of mineral properties in the State of Nevada. The Company examines the various financial risks to which it is exposed and assesses the impact and likelihood of occurrence. These risks may include credit risk, liquidity risk, currency risk, interest rate risk and other risks. Where material, these risks are reviewed and monitored by the Board of Directors.

As of March 31, 2024, working capital deficit was $24.3 million compared to $25.3 million as of December 31, 2023. The deficit increased primarily due to increases in current portion of long term debt of $7.9 million and increases in accounts payable and accrued liabilities of $8.2 million and decreases in cash and cash equivalents of $3.2 million, offset by decreases in accounts payable and accrued liabilities of $8.2 million, increases in inventory of $6.5 million, and decreases in current portion of other liabilities of $1.1 million.

On May 1, 2024, the Company completed a bought deal public offering of an aggregate of 69,698,050 units at a price of C$1.65 per unit for aggregate gross proceeds of approximately C$115.0 million. Each unit is comprised of one common share and one-half of one common share purchase warrant. Each warrant will entitle the holder thereof to purchase one common share at a price of C$2.15 for a period of 48 months following the closing of the offering.

During the three months ended March 31, 2024, the Company completed a non-brokered private placement of common shares. An aggregate of 13,064,204 shares were issued by the Company at a price of C$1.80 per common share for aggregate gross proceeds of C$23.5 million ($17.4 million).
The Company’s ability to execute its plan and fulfill its commitments as they come due is dependent upon its success in obtaining additional financing. While management has been successful in raising additional funds in the past, there can be no assurance that it will be able to do so in the future. Given the Company’s current operating losses and management’s expectation of future losses until it has fully executed its strategy, the inability of the Company to arrange appropriate financing in a timely manner could result in the carrying value of the Company’s assets being subject to material adjustment. These conditions indicate the existence of material uncertainties which casts significant doubt as to the Company’s ability to continue as a going concern.
As of March 31, 2024, the Company had aggregate consolidated indebtedness of approximately $201.5 million. The Company's ability to make scheduled payments of the principal of, to pay interest on or to refinance its indebtedness depends on the Company's future performance, which is subject to economic, financial, competitive and other factors many of which are not under the control of the Company. Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due, including, among others, debt repayments, interest payments and contractual commitments.

The Company may not generate cash flow from operations in the future sufficient to service the debt and make necessary capital expenditures. If the Company is unable to generate such cash flow, it may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. The Company's ability to refinance its indebtedness will depend on the capital markets and its financial condition at such time. The Company may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on its debt obligations.

From time to time, debt instruments to which the Company may become party may require the Company to satisfy various affirmative and negative covenants and to meet certain financial ratios and tests. These covenants may limit, among other things, the Company's ability to incur further indebtedness, create certain liens on assets or engage in certain types of transactions. There are no assurances that, in the future, the Company will not, as a result of such covenants, be limited in its ability to respond to changes in its business or competitive activities or be restricted in its ability to engage in mergers, acquisitions or dispositions of assets. Furthermore, a failure to comply with such covenants could result in an event of default under any debt instruments may allow the lenders thereunder to accelerate repayment obligations or enforce security (if any).
Cash Flows

	Three months ended March 31,
	2024	2023
OPERATING ACTIVITIES
Net loss	$(19,700)	$(22,411)

Adjustments	(5,523)	(6,647)
Cash used in operating activities	$(25,223)	$(29,058)

INVESTING ACTIVITIES
Capital expenditures on property, plant and equipment	(702)	(3,903)
Purchase of investments	—	(894)
Cash provided used in investing activities	$(702)	$(4,797)

FINANCING ACTIVITIES
Proceeds from shares issued in equity financing	17,436	—
Net proceeds on Convertible Debentures	—	61,906
Contingent payments	—	(11,000)
Principal repayment on Gold Prepay Agreement	—	(4,115)
Principal repayment on Silver Purchase Agreement	—	(5,641)
Share issue costs	(380)	—
Stock option and warrant exercises	586	1,713
Finance fees paid	(200)	—
Other	(125)	(100)
Cash provided by financing activities	$17,317	$42,763

Change in cash and cash equivalents and restricted cash during the period	(8,608)	8,908
Cash and cash equivalents and restricted cash, beginning of period	60,765	81,178
Effect of exchange rate changes on cash held	(69)	5
Cash and cash equivalents and restricted cash, end of period	$52,088	$90,091
Cash flows for the three months ended March 31, 2024

Cash used in operating activities for the three months ended March 31, 2024, was $25.2 million compared to $29.1 million cash used in operating activities in the comparative period in 2023. The $3.8 million decrease in cash used in operating activities over the three month period of 2024 as compared to the three month period of 2023 was primarily related to higher revenue and interest expense, offset by changes in other income. Higher revenue for the period was from higher average realized gold price per ounce sold and slightly higher gold ounces sold in the three month period of 2024 as compared to the three month period of 2023. Changes in cash flows from non-cash working capital related to operations was mostly related to cash outflows of $4.9 million from accounts payable and accrued liabilities and inventory of $6.5 million, offset by cash inflows from receivables of $2.2 million partially offset by lower exploration and evaluation and pre-development expenses.
Cash used in investing activities for the three months ended March 31, 2024 was $0.7 million compared to $4.8 million cash used in investing activities in the comparative periods of 2023. Cash used in investing activities for the three months ended March 31, 2024 was lower than cash used in investing activities for the three months ended March 31, 2023 due to capital spent on the engineering and design work on the autoclave at Lone Tree of $4.3 million in 2023.
Cash provided by financing activities for the three months ended March 31, 2024 was $17.3 million compared to $42.8 million in the comparative period of 2023. Cash provided by financing activities for the three months ended March 31, 2024, was primarily due to proceeds from equity offering of $17.4 million. Cash provided by financing activities for the three months ended March 31, 2023 was primarily driven by $61.9 million proceeds on convertible debentures.
Equity
At March 31, 2024, the authorized share capital consisted of an unlimited number of common shares without par value, of which 314,888,674 shares were outstanding. In addition, as of March 31, 2024, the Company had 25,216,409 warrants, and 11,285,193 stock options outstanding. As of May 13, 2024, there were 384,896,725 common shares outstanding.

Share Capital Issued

On May 1, 2024, the Company completed a bought deal public offering of an aggregate of 69,698,050 units at a price of C$1.65 per unit for aggregate gross proceeds of approximately C$115.0 million. Each unit is comprised of one common share and one-half of one common share purchase warrant. Each warrant will entitle the holder thereof to purchase one common share at a price of C$2.15 for a period of 48 months following the closing of the offering.

On March 20, 2024, the Company issued 1,127,336 common shares to Waterton at a price of C$1.73 for total gross proceeds of C$2.0 million ($1.4 million) as partial consideration of the contingent value rights payment related to Granite Creek.

During the first quarter of 2024 the Company completed a non-brokered private placement of common shares. An aggregate of 13,064,204 shares were issued by the Company at a price of C$1.80 per common share for aggregate gross proceeds of C$23.5 million ($17.4 million).

On February 9, 2024, the Company issued 1,600,000 common shares to Waterton at a price of C$1.80 for total gross proceeds of C$2.9 million ($2.1 million) as partial consideration of the contingent value rights payment related to Granite Creek.

On October 16, 2023, the Company issued 6,613,382 common shares to Waterton at a price of C$2.057 for total gross proceeds of C$13.6 million ($10.0 million) as partial consideration of the Third Milestone Payment and Fourth Milestone Payment related to the Ruby Hill deferred consideration.

On August 1, 2023, the Company completed a private placement of common shares led by CIBC Capital Markets on behalf of a syndicate of underwriters. An aggregate of 13,629,800 shares were issued by the Company at a price of C$2.70 per common share for aggregate gross proceeds of C$36.8 million ($27.7 million). Certain directors and/or officers of the Company subscribed for C$0.5 million in common shares and a related party subscribed for C$2.7 million in common shares under the private placement, both of which are related party transactions.

On June 27, 2023, Sprott converted $1.8 million in principal and subject to obtaining approval of the TSX $0.2 million in interest of the Convertible Loans into 800,449 common shares of the Company. On July 7, 2023, upon approval of the TSX the Company issued 800,449 common shares to Sprott.

On May 9, 2023, in connection with the Paycore acquisition the Company issued 5,016,991 common shares to Waterton in settlement of the contingent value rights agreement between Paycore and Waterton.

On May 5, 2023, the Company acquired 100% of the issued and outstanding shares of Paycore at the Exchange Ratio issuing 25,488,584 common shares to Paycore shareholders.

On January 16, 2023, the Company issued 5,515,313 common shares to Waterton at a price of C$3.8945 for total gross proceeds of C$21.5 million ($16.0 million) as partial consideration of the First Milestone Payment and Second Milestone Payment related to the Ruby Hill deferred consideration.

The Company issued 594,800 common shares for stock options and warrants exercised during the three months ended March 31, 2024 and received proceeds of $0.6 million.

Share Purchase Warrants

In connection with the Extension Agreement entered into during the first quarter of 2024, the Company issued 500,000 common share warrants exercisable at C$2.72 per share with an exercise period of 48 months or until January 24, 2028. The warrants include a four month hold period. The initial fair value of the warrants recognized on inception was $0.3 million and at March 31, 2024 $0.2 million.

In connection with the acquisition of Osgood the Company issued to Waterton 12,100,000 common share warrants which are exercisable into one fully paid and non-assessable common share of the Company at an exercise price of C$3.64 per share until April 14, 2024. The warrants included a four month hold period. The initial fair value of the warrants recognized on inception was $6.1 million and at March 31, 2024 nil. As of May 13, 2024, these warrants have expired.

In connection with the Orion financing package the Company completed during the fourth quarter of 2021, the Company issued 5,500,000 common share warrants exercisable at C$3.28 per share with an exercise period of 36 months or until December 13, 2024. On September 20, 2023, in connection with the A&R Gold Prepay Agreement the Company extended the expiry date by an additional twelve months to December 13, 2025. The initial fair value of the warrants recognized on inception was $3.5 million and at March 31, 2024 $0.9 million.

In connection with the A&R Gold Prepay Agreement entered into during the third quarter of 2023, the Company issued 3,800,000 common share warrants exercisable at C$3.17 per share with an exercise period of 36 months or until September 20, 2026. The warrants include a four month hold period. The initial fair value of the warrants recognized on inception was $1.9 million and at March 31, 2024 $0.9 million.

In connection with the Paycore acquisition from 2023 the Company issued a total of 3,800,000 common share warrants for Paycore warrants outstanding on the date of acquisition. The replacement warrants are comprised of 300,000 common share warrants at an exercise price of C$2.40 per common share until February 9, 2025, and 3,300,000 common share warrants at an exercise price of C$4.02 per common share until May 2, 2025. The initial fair value of the warrants recognized on inception was $2.7 million and at March 31, 2024 $0.1 million.

The warrants are considered derivatives because their exercise price is in C$ whereas the Company’s functional currency is in USD. Accordingly, the Company recognizes the warrants as liabilities at fair value with changes in fair value recognized in profit or loss. For the three months ended March 31, 2024, the Company recognized a gain on the revaluation of the liability of $2.6 million.
Stock Option Plan

The Company has a share option plan (the "Plan") which is restricted to directors, officers, key employees and consultants of the Company. The number of common shares subject to options granted under the Plan (and under all other management options and employee stock purchase plans) is limited to 10% in the aggregate and 1% with respect to any one optionee of the number of issued and outstanding common shares of the Company at the date of the grant of the option. Options issued under the Plan may be exercised during a period determined by the Company's Board of Directors which cannot exceed ten years. As of March 31, 2024, there were 11,285,193 stock options outstanding.
Restricted Share Unit Plan

The Company adopted the Restricted Share Unit ("RSU") plan to allow i-80’s Board of Directors to grant its employees non-transferable share units based on the value of the Company's share price at the date of grant. The awards have a graded vesting schedule over a three-year period. Under the RSU plan, the awards can be equity or cash settled immediately upon vesting. As of March 31, 2024, there were 2,726,692 RSU’s outstanding.
Deferred Share Unit Plan
The Company adopted the Deferred Share Unit ("DSU") plan to grant non-transferable share units to eligible members of the Board of Directors, eligible employees and eligible contractors. The DSU’s are priced based on the value of the Company's share price at the date of grant. The awards have a graded vesting schedule over a three year period. Under the DSU plan, the awards can be equity or cash settled immediately upon vesting. As of March 31, 2024, there were 716,547 DSU’s outstanding.
COMMITMENTS AND CONTINGENCIES
SURETY BONDS

At March 31, 2024, the Company has outstanding surety bonds in the amount of $132.8 million in favour of either the United States Department of the Interior, Bureau of Land Management ("BLM"), or the State of Nevada, Department of Conservation & Natural Resources as financial support for environmental reclamation and exploration permitting. This includes surety bonds for the Lone Tree project and the Ruby Hill property in the amounts of $87.0 million and $27.0 million, respectively. The surety bonds are secured by a $39.0 million deposit and are subject to fees competitively determined in the marketplace. During the first quarter of 2024, $6.0 million in cash collateral was returned to the Company. The obligations associated with these instruments are generally related to performance requirements that the Company addresses through its ongoing operations. As specific requirements are met, the BLM and State of Nevada as beneficiary of the instruments, will return the instruments to the issuing entity. As these instruments are associated with operating sites with long-lived assets, they will remain outstanding until closure.
CRITICAL ACCOUNTING JUDGEMENTS AND ESTIMATES, POLICIES AND CHANGES

Critical accounting policies and estimates used to prepare our financial statements are discussed with our audit committee as they are implemented on an annual basis. For further details on the Company’s accounting policies and estimates, refer to the Company’s 10k Note 2 for the year ended December 31, 2024.

New and amended accounting standards

New and amended accounting standards are described in the Company’s condensed consolidated financial statements.
NON-GAAP FINANCIAL PERFORMANCE MEASURES
The Company has included certain terms or performance measures commonly used in the mining industry that are not defined under US GAAP in this document. These include: adjusted net earnings and average realized price per ounce. Non-GAAP financial performance measures do not have any standardized meaning prescribed under US GAAP, and therefore, they may not be comparable to similar measures employed by other companies. The data presented is intended to provide additional information and should not be considered in isolation or as a substitute for measures prepared in accordance with US GAAP and should be read in conjunction with the Company's Financial Statements.
Definitions
Adjusted earnings / (loss) and adjusted earnings / (loss) per share excludes from net earnings / (loss) significant write-down adjustments and the gain / (loss) from financing instruments.
Average realized gold price represents the sales price of gold per ounce before deducting mining royalties, treatment and refining charges and gains or losses derived from the offtake agreement with Orion.

Average realized gold price per ounce of gold sold
Average realized gold price per ounce of gold sold is a non-GAAP measure and does not constitute a measure recognized by US GAAP and does not have a standardized meaning defined by US GAAP. It may not be comparable to information in other gold producers’ reports and filings.

		Three months ended March 31,
(in thousands of U.S. dollars, unless otherwise noted)		2024	2023
Nevada production
Revenue per financial statements		$8,413	4,548
Mineralized material sales revenue		$(3,198)	—
Revenue without mineralized material sales (i)		$5,215	4,548
Silver revenue from mining operations		$(37)	(20)
Gold revenue from mining operations		$5,178	4,528
Ounces of gold sold	ounce	2,486	2,349
Average realized gold price	$/ounce	2,083	1,928

Lone Tree
Revenue per financial statements		$4,302	1,305
Silver revenue from mining operations		$(19)	(4)
Gold revenue from mining operations		$4,283	1,301
Ounces of gold sold	ounce	2,042	663
Average realized gold price	$/ounce	2,097	1,962

Ruby Hill
Revenue per financial statements		$913	2,382
Silver revenue from mining operations		$(18)	(16)
Gold revenue from mining operations		$895	2,366
Ounces of gold sold	ounce	444	1,242
Average realized gold price	$/ounce	2,016	1,905

Granite Creek
Revenue per financial statements		$3,198	861
Mineralized material sales revenue		$(3,198)	—
Revenue without mineralized material sales (i)		$—	861
Gold revenue from mining operations		$—	861
Ounces of gold sold	ounce	—	444
Average realized gold price	$/ounce	—	1,939
(i)Does not include revenue from mineralized material sales.
Adjusted loss
Adjusted loss and adjusted loss per share are non-GAAP measures that the Company considers to better reflect normalized earnings because it eliminates non-recurring items. Certain items that become applicable in a period may be adjusted for, with the Company retroactively presenting comparable periods with an adjustment for such items and conversely, items no longer applicable may be removed from the calculation. Neither adjusted loss nor adjusted loss per share have any standardized meaning prescribed by US GAAP and are therefore unlikely to be comparable to similar measures presented by other companies.

The following table shows a reconciliation of adjusted loss for to the net loss for each period. Adjusted loss and adjusted loss per share exclude a number of temporary or one-time items detailed in the following table:

	Three months ended March 31,
(in thousands of U.S. dollars, unless otherwise noted)(i)	2024	2023

Net income / (loss) for the period	$(19,700)	$(22,411)
Adjust for:
Gain (loss) on convertible loans	6,115	8,366
Gain (loss) on warrants	2,630	5,568
Gain / (loss) on fair value measurement of gold prepay derivative	(3,498)	(3,091)
Gain on fair value measurement of silver purchase derivative	(857)	(857)
Inventory impairments	—	(4,025)
Loss on deferred consideration	(93)	(516)
Total adjustments	4,297	5,445
Adjusted loss for the period	$(23,997)	$(27,856)
Weighted average shares for the period	305,323,881	245,603,313
Adjusted loss per share for the period	$(0.08)	$(0.11)
RISKS AND RISK MANAGEMENT

Readers of this MD&A are encouraged to read the “Risk Factors” as more fully described in the Company’s filings with the Canadian Securities Administrators, including its Annual Information Form for the year ended December 31, 2023, available under the Company’s issuer profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov/edgar.. The following, while not exhaustive, are important Risk Factors to consider:
Financial Instruments and related risks
The Company examines the various financial risks to which it is exposed and assesses the impact and likelihood of occurrence. These risks may include credit risk, liquidity risk, currency risk, interest rate risk and other risks. Where material, these risks are reviewed and monitored by the Board of Directors.
The Company's earnings and cash flows are subject to movements in foreign exchange rates, interest rates, commodity prices and our share price. The Company does not enter into derivative instruments to mange its risks.The following summarizes the types of market risks to which we are exposed and the risk management instruments used to mitigate them.
Commodity price risk
Historically, gold prices have fluctuated widely and are affected by numerous external factors beyond the Company's control, including industrial and retail demand, central bank lending, sales and purchases of gold, forward sales of gold by producers and speculators, production and cost levels in major producing regions, short-term changes in supply and demand because of speculative hedging activities, confidence in the global monetary system, expectations of the future rate of inflation, the strength of the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates, terrorism and war, the spread of communicable diseases and other global or regional political or economic events. Resource prices have fluctuated widely and are sometimes subject to rapid short-term changes because of speculative activities. The exact effect of these factors cannot be accurately predicted, but any one of, or any combination of, these factors may result in the Company not receiving an adequate return on invested capital and a loss of all or part of an investment in securities of the Company may result.
The Company is exposed to gold and silver metal price risk. Changes in gold price have a significant impact on earnings and cash flow. Gold and silver prices can change due to market factors such as U.S. dollar. .Decreases in market price can affect the Company's assessment of Net realizable value for inventory valuation which could lead to potential write-downs.
Credit risk
Counterparty credit risk is the risk that the financial benefits of contracts with a specific counterparty will be lost if a counterparty defaults on its obligations under the contract. This includes any cash amounts owed to the Company by those counterparties, less any amounts owed to the counterparty by the Company where a legal right of offset exists and also includes the fair values of contracts with individual counterparties which are recorded in the Financial Statements.
Trade credit risk
The Company closely monitors its financial assets and does not have any significant concentration of trade credit risk. The Company sells its products exclusively to large international financial institutions and other organizations with strong credit ratings. The historical level of customer defaults is negligible and, as a result, the credit risk associated with trade receivables is considered to be negligible. The trade receivable balance outstanding was $1.9 million at March 31, 2024 ($4.2 million at December 31, 2023).
Cash
In order to manage credit and liquidity risk the Company invests only in highly rated investment grade instruments that have maturities of 90 days or less and which are liquid after 30 days or less into a known amount of cash. Limits are also established based on the type of investment, the counterparty and the credit rating. The credit risk on cash and cash equivalents is therefore negligible.
Liquidity risk
Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company manages liquidity risk through the management of its capital structure. Reference discussions on liquidity and capital resources.
Market risk
Interest rate risk
Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company holds primarily fixed rate debt the interest rate risk is minimal.
Foreign exchange risk
Foreign risk is the risk that the value of financial instruments will fluctuate due to changes in foreign exchange rates. Currency risk arises when future commercial transactions and recognized assets and liabilities are denominated in a currency that is not the Company’s functional currency. The Company's foreign exchange risk is limited as it's operations are all in the US. The Company's main currency risk is related to equity issuances that can occur in Canadian dollars. The Company monitors the exchange rate fluctuations on a continuous basis and acts accordingly.

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company holds primarily fixed rate debt which reduces exposure to interest rate risk.
MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Company's management, with the participation of the Chief Executive Officer and Chief Financial Officer, are responsible for establishing and maintaining adequate internal control over financial reporting and disclosure controls and procedures. The Company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with US GAAP. Any system of internal control over financial reporting, no matter how well designed, has inherent limitations.Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Following an evaluation by management, during the three months ended March 31, 2024, there were no changes in internal controls over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company's internal controls over financial reporting.
TECHNICAL INFORMATION
Scientific and technical information contained in this MD&A has been reviewed and approved by Tim George, PE, and Tyler Hill, CPG-12146, who are the Qualified Persons, as the term is defined in NI 43-101. For more detailed information regarding the Company’s material mineral properties and technical information related thereto, including a complete list of current technical reports applicable to such properties, please refer to the Company’s Annual Information Form and other continuous disclosure documents filed by the Company on SEDAR+ at www.sedarplus.ca, on EDGAR at www.sec.gov/edgar. and on the Company’s web-site at www.i80gold.com.
CAUTIONARY STATEMENT ON FORWARD LOOKING STATEMENTS
Certain information set forth in this MD&A, including management's assessment of the Company's future plans and operations, contains forward looking statements. By their nature, forward looking statements are subject to numerous risks and uncertainties, some of which are beyond the Company’s control, including general economic and industry conditions, volatility of commodity prices, title risks and uncertainties, ability to access sufficient capital from internal and external sources, currency fluctuations, construction and operational risks, licensing and permit requirements, environmental risks, competition from other industry participants, the lack of availability of qualified personnel or management, imprecision of resource, reserve or production estimates and stock market volatility. Readers are cautioned that the assumptions used in the preparation of such information, although considered reasonable at the time of preparation, may prove to be inaccurate and, as such, reliance should not be placed on forward looking statements. the Company's actual results, performance or achievement could differ materially from those expressed in, or implied by, these forward-looking statements and, accordingly, no assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what benefits, if any, that the Company will derive there from. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.
Additional information relating to i-80 Gold can be found on i-80 Gold’s web-site at www.i80gold.com, SEDAR+ at www.sedarplus.ca, and on EDGAR at www.sec.gov/edgar.